Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”), dated as of this 16th day of December, 2005, is made and entered into by and between Verticalnet, Inc., a Pennsylvania corporation (“Verticalnet”), and FBR Investment Management, Inc., a Delaware corporation, on behalf of, and in its capacity as the exclusive agent and attorney-in-fact of, the former holders of preferred stock of B2eMarkets, Inc. (the “Stockholders’ Representative”).

Recitals

WHEREAS, pursuant to that certain Agreement of Merger, dated as of July 16, 2004 (the “Merger Agreement”) by and among Verticalnet, Popcorn Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Verticalnet (“Popcorn Sub”), and B2eMarkets, Inc., a Delaware corporation (“B2e”), B2e merged with and into Popcorn Sub and Verticalnet delivered 5,100,000 shares of Verticalnet’s common stock to the former holders of preferred stock of B2e (the “Former Stockholders”) and issued a convertible promissory note, dated July 16, 2004, in the aggregate principal amount of $5,925,603 (the “Note”) to the Stockholders’ Representative for benefit of the Former Stockholders;

WHEREAS, on November 15, 2004, Verticalnet converted the Note, which carried accrued interest of approximately $160,649, for a total balance of approximately $6,086,253, into 3,029,162 shares of Verticalnet’s common stock (the “Conversion Shares”);

WHEREAS, pursuant to the Note, 702,927 shares of the Conversion Shares (the “Escrow Shares”) were held in escrow as security for indemnification claims arising under the Merger Agreement;

WHEREAS, Verticalnet made certain indemnification claims under the Merger Agreement in a letter dated April 14, 2005, further supplemented by letters dated April 21, 2005 and May 24, 2005 (the “Claims”), which Claims were disputed by the Shareholders’ Representative;

WHEREAS, Verticalnet and the Stockholders’ Representative have determined that it is in the best interests of Verticalnet and the Former Stockholders to settle and compromise the Claims and Verticalnet and the Stockholders’ Representative are entering into this Agreement for settlement purposes only, without any admission of liability, fault, or wrongdoing by Verticalnet, the Stockholders’ Representative or the Former Stockholders (the “Settlement”); and

WHEREAS, this Agreement is being entered into by the Stockholders’ Representative on behalf of the Former Stockholders, and pursuant to the Merger Agreement, the Stockholders’ Representative has the authority to act on behalf of and bind the Former Stockholders, and by executing this Agreement is effectuating the Settlement on behalf of the Former Stockholders.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties and covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. In full and final resolution and satisfaction of the Claims, simultaneously upon the execution and delivery of this Agreement by each party hereto, each Former Stockholder irrevocably and voluntarily forfeits, surrenders and releases all right title and interest that such Former Stockholder may have in, to or under the Escrow Shares and any and all claims with respect thereto, and each Former Stockholder assigns, transfers, conveys and delivers to Verticalnet all right, title and interest in, to and under the Escrow Shares, free and clear of any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever (collectively, “Encumbrances”).

2. Subject to Section 3 of this Agreement, neither Verticalnet, the Stockholders’ Representative nor any Former Stockholder may disclose to any person or entity (a) the terms of, and the negotiations or considerations leading to, the Settlement; (b) the merits of the Claims; or (c) the status or disposition of the Claims, other than the statement, without elaboration, that the Claims have been settled; provided, however, that Verticalnet shall be permitted to disclose the terms of this Agreement and the Settlement in filings made with The Nasdaq Stock Market or the United States Securities and Exchange Commission (the “SEC”). The foregoing restriction shall be referred to herein as the “Confidentiality Agreement.”

3. Notwithstanding the Confidentiality Agreement contained in Section 2 of this Agreement, such Confidentiality Agreement shall not extend to (i) Verticalnet’s or the Stockholders’ Representative’s respective directors, employees, partners, affiliates, accountants, agents, attorneys or other representatives (“Representatives”) with a need to know the information protected under the Confidentiality Agreement (the “Confidential Information”), provided that Verticalnet and the Stockholders’ Representative shall be responsible for their respective Representatives maintaining the confidentiality of the Confidential Information; (ii) disclosures required by law, as in a response to a subpoena, court order or similar process to reveal any of the terms or conditions of this Agreement, provided the parties hereto shall give each other prompt written notice of such requirement to enable each other to seek a protective order or other appropriate remedy or waive compliance with this Agreement; and (iii) Confidential Information that is or becomes generally available to the public (other than as a result of a breach of this Agreement). If any party hereto fails to obtain such protective order or other appropriate remedy to preclude the disclosure of any Confidential Information, the disclosing party shall comply with such subpoena, court order or similar process by providing only that portion of the Confidential Information that is specifically being sought through the subpoena, court order or similar process.

4. Within four days after the later of the date of this Agreement or the last date that both parties have executed and delivered an executed copy of this Agreement to the other, Verticalnet shall file a current report on Form 8-K with the SEC disclosing the terms of this Agreement and the Settlement. Neither the Stockholders’ Representative, the Former Stockholders who have knowledge of this Agreement nor their respective Representatives shall purchase, sell or engage in any other transaction involving any shares of Verticalnet’s common stock until three business days after the date such Form 8-K is filed with the SEC.

5. In further consideration of the Settlement, and as a mutual material inducement therefor, each of Verticalnet, the Stockholders’ Representative and each Former Stockholder (each a “Releasor”), on behalf of itself and its officers, directors, subsidiaries, stockholders and representatives and its predecessors, heirs, representatives, successors and assigns (collectively, the “Related Parties”), does hereby release, remise and discharge each other Releasor and each of their respective Related Parties (collectively, the “Releasees”) from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, fees, and damages against any Releasee with respect to the Claims; provided, however, that nothing contained herein shall be deemed to release the parties hereto from the terms and conditions of this Agreement. Other than as expressly provided to the contrary in this Agreement, the Merger Agreement shall continue in full force and effect in accordance with its terms and nothing herein shall be deemed to constitute a waiver or release by Verticalnet, the Stockholders’ Representative or the Former Stockholders of their respective rights, duties and obligations under the Merger Agreement.

6. As a material inducement to the Stockholders’ Representative to enter into this Agreement, Verticalnet hereby represents and warrants to the Stockholders’ Representative as follows:

(a) Verticalnet has the requisite right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Verticalnet have been duly authorized by all necessary action by the board of directors and shareholders of Verticalnet. This Agreement constitutes the legal, valid and binding obligation of Verticalnet, enforceable against Verticalnet in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(b) The execution, delivery and performance by Verticalnet of this Agreement requires no consent of, action by or in respect of, or filing with, any person, entity, governmental body, agency, or official, other than for the filing of the Form 8-K, as set forth in Section 4 of this Agreement, and will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under Verticalnet’s articles of incorporation or bylaws.

7. As a material inducement to Verticalnet to enter into this Agreement, the Stockholders’ Representative hereby represents and warrants to Verticalnet as follows:

(a) The Stockholders’ Representative has the requisite right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by the Stockholders’ Representative have been duly authorized by all necessary action by the board of directors and shareholders of the Stockholders’ Representative and by the Former Stockholders. The Stockholders’ Representative is the exclusive agent and attorney-in-fact of the Former Stockholders and has the right, power and authority to act on behalf of all of the Former Stockholders, and hereby executes, delivers and performs this Agreement on behalf of the Former Stockholders. This Agreement constitutes the legal, valid and binding obligation of the Stockholders’ Representative and the Former Stockholders, enforceable against the Stockholders’ Representative and the Former Stockholders in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(b) The execution and delivery of this Agreement by the Stockholders’ Representative and the performance by the Stockholders’ Representative or any Former Stockholder of this Agreement requires no consent of, action by or in respect of, or filing with, any person, entity, governmental body, agency, or official, and will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under the Stockholders’ Representative’s or any Former Stockholder’s formation documents or any agreement or instrument to which the Stockholders’ Representative or any Former Stockholder is a party or by which the Stockholders’ Representative or any Former Stockholder is bound or to which any of the Stockholders’ Representative’s or any Former Stockholder’s assets or properties are subject.

(c) The Former Stockholders have good and valid title to the Escrow Shares, free and clear of any Encumbrances.

8. The Former Stockholders shall be responsible for all federal, state and local taxes now or hereafter due or assessed as a result of the transactions contemplated hereby, except for those taxes assessed upon Verticalnet, which shall be Verticalnet’s responsibility.

9. At any time or from time to time after the date of this Agreement, each of the parties hereto agrees to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the parties hereunder.

10. This Agreement, together with the Merger Agreement, constitutes the entire understanding and full and final expression of the parties’ agreement with respect to the Settlement and supersedes any and all prior discussions, negotiations, or agreements with respect to the Settlement.

11. Neither party to this Agreement may assign this Agreement or its rights, duties and obligations hereunder without the prior written consent of the other party hereto. Any attempted assignment in violation of the foregoing shall be void ab initio.

12. This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

13. All disputes arising under this Agreement shall be resolved in accordance with Section 7.07 of the Merger Agreement.

14. This Agreement shall inure to the benefit of, and be binding upon, each of the undersigned parties and the Former Stockholders and their respective heirs, representatives, successors and assigns.

15. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by facsimile (with confirmation of receipt), on the third business day after posted by registered or certified mail, postage prepaid, or on the next business day after sent by recognized overnight courier service, as follows:

If to Verticalnet:	Verticalnet, Inc. 400 Chester Field Parkway Malvern, PA 19355 Attn: Gene S. Godick Fax: 610-240-9470

If to the Stockholders’ Representative:	FBR Investment Management, Inc. 1001 19th Street North Arlington, VA 22209 Attn: Richard Coll Fax: 703-312-9701

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

16. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which, when so executed, being deemed an original, but with all counterparts together constituting one and the same instrument.

17. This Agreement has been entered into by each party after an opportunity to consult with such party’s counsel. Each of the parties has carefully read this Agreement, knows and understands the contents hereof, and each executes this Agreement of its or his own free will and without duress. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if any such invalid provision were omitted herefrom.

18. This Agreement may be amended only by a writing signed by all parties.

19. Each party hereto hereby acknowledges that the terms and language of this Agreement were the result of negotiations among the parties hereto and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party and construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Mutual Release, or have caused this Settlement Agreement and Mutual Release to be executed by their duly authorized representatives, as the case may be, as of the date first set forth above.

VERTICALNET, INC.

By:_/s/ Gene S. Godick_____________________

Name: Title:	Gene S. Godick Executive Vice President and Chief Financial Officer

FBR INVESTMENT MANAGEMENT, INC.,
as exclusive agent and attorney-in-fact of the former
holders of preferred stock of B2eMarkets, Inc.

By: _/s/ Edward M. Wheeler	—

Name:	Edward M. Wheeler

Title: President and Chief Operating Officer